Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Northview Acquisition Corporation (the “Company”) on Form S-1 MEF pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated June 16, 2021, except second paragraph of Note 8, as to which the date is December 6, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Northview Acquisition Corporation as of April 22, 2021 and for the period from April 19, 2021 (inception) through April 22, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-257156), of Northview Acquisition Corporation.

/s/ Marcum LLP

Marcum LLP
Boston, MA
December 20, 2021